Exhibit 99.1

Bunge Reports First Quarter 2013 Results

White Plains, NY – April 25, 2013 – Bunge Limited (NYSE:BG)

•                               Total segment EBIT of $260 million, up 30% vs. last year on an adjusted basis

•                               Agribusiness managed challenging markets well, but results lower than last year

•                               Sugar & bioenergy and food & ingredients off to a good start

►  Financial Highlights

	Quarter Ended

US$ in millions, except per share data	3/31/13	3/31/12

Net sales	$14,785	$12,909

Total segment EBIT (a)	$323	$200

Certain gains & charges (b)	$63	-

Total segment EBIT, adjusted (a)	$260	$200

Agribusiness	$175	$197

Sugar & Bioenergy	$23	$(33)

Food & Ingredients (c)	$59	$48

Fertilizer	$3	$(12)

Net income (loss) per common share from continuing operations-diluted	$1.21	$0.81

Net income (loss) per common share from continuing operations-diluted, adjusted (a)	$1.15	$0.81

(a)    Total segment earnings before interest and tax (“EBIT”) and net income (loss) per common share from continuing operations-diluted (excl. certain gains and charges and discontinued operations) are non-GAAP financial measures. Reconciliations to the most directly comparable U.S. GAAP measures are included in the tables attached to this press release and the accompanying slide presentation posted on Bunge’s website, respectively.

(b)    Includes certain gains and charges included in segment EBIT for the quarter ended March 31, 2013 of $16 million for agribusiness, $15 million for food & ingredients and $32 million for fertilizer.

(c)    Includes edible oil products and milling products segments.

► Overview

Alberto Weisser, Bunge’s Chairman and Chief Executive Officer stated, “We had a solid first quarter.  Our agribusiness team performed well, managing risk in a volatile market environment characterized by tight global supplies and challenging Brazilian logistics.  We are pleased to see sugar & bioenergy get off to a good start to the year, and that food & ingredients continued its strong performance from the second half of last year.

“Looking ahead, agribusiness markets are transitioning from ones of tightness to more comfortable supplies.  Customer inventory pipelines are lean and in need of restocking, so demand should remain strong.   Farmers in South America responded with record production and farmers in the Northern Hemisphere are expected to respond similarly.  The logistics congestion in Brazil is improving, but delays will continue to persist until the U.S. harvest later this year.   We see positive signs in sugar & bioenergy as the weather in the Center-South of Brazil has been ideal for cane development and early readings of ATR, the sugar content in the cane, are on track to return to more normal levels.  We expect food & ingredients results to continue to improve throughout the year.”

► First Quarter Results

Agribusiness

Improved oilseed processing results in the quarter were more than offset by lower results in grain merchandising.  Our merchandising business benefited from strong global demand for Brazilian corn and soybean exports; however, lower grain origination in Argentina and the Northern Hemisphere due to tight supplies adversely impacted results.  Soybean processing was higher in all geographies with the largest contribution coming from the U.S., which benefited from strong export demand due to tight supplies and delays in South American harvests.  Results in softseed processing in Canada and Europe were lower due to margin pressure from weather-related supply shortages and slow farmer selling.

Sugar & Bioenergy

The first quarter is the inter-harvest in Brazil when sugarcane mills in the Center-South region typically do not operate until the end of the quarter, and are selling sugar and ethanol inventories from the previous sugarcane harvest.  Results were higher in the quarter due to improved performance in all parts of the segment.  Sugarcane milling benefited from the combination of lower inventory costs and higher average ethanol prices.  Due to heavy rains during the month, the start-up of some of our mills was postponed.  This weather delay will have a positive impact on the development of the sugarcane, but a portion of the start-up costs associated with the mills will shift to the second quarter.  Trading & merchandising benefited from higher volumes and margins on export programs and good risk management.  U.S. biofuels benefited from higher results in our ethanol joint venture due to improved margins.

Edible Oil Products

Higher results in the quarter were primarily due to improved performance in Brazil, which experienced a challenging prior-year period, and in India, which more than offset lower results in North America and Europe.

Milling Products

Higher results in the quarter were primarily due to improved performance in our Brazilian wheat milling business, which experienced a challenging prior-year period, and contributions from our 2012 acquisition in Mexico, which more than offset lower results in corn milling.

Fertilizer

Results in our ongoing fertilizer operations were higher in both Argentina and in our Morocco joint venture.

Cash Flow

Cash generated by operations in the first quarter 2013 was approximately $103 million compared to cash used of $302 million in the same period last year.  The year-over-year variance primarily reflects the combination of higher earnings and lower inventories.

Income Taxes

The effective tax rate for the quarter ended March 31, 2013, excluding our discontinued fertilizer business and $31 million of discrete tax items for the period, was approximately 18%.

► Outlook

Drew Burke, Chief Financial Officer, stated, “We remain confident about 2013, though results will be more back-end weighted than previously expected.  Demand for agricultural commodities has been strong, which should continue to draw exports out of South America, and assuming large crops in the Northern Hemisphere, prices should moderate, spurring additional consumption and restocking of inventory.  However, slow commercialization of crops by farmers in South America is shifting volume to future periods.  Similarly, our oilseed processing and merchandising operations in North America and Europe are being impacted by the combination of tight supplies and farmers holding on to their crops until they have more visibility into the progress of their new crops.

“In sugar & bioenergy, with the favorable weather and development of our sugarcane plantations during the inter-crop period, we are confident that we will have sufficient cane to operate at capacity this season.  Additionally, ATR is showing early signs of returning to more normal levels, which combined with our expected higher crush should significantly reduce our unit production costs.  Additionally, changes in Brazilian energy policy that will be in effect this year should improve the economics of producing ethanol, offsetting weaker sugar prices.  Due to the seasonality of the Brazilian sugarcane harvest, we expect results in this segment to be weighted toward the second half of the year.

“In food & ingredients, following the strong start to the year, we expect the solid performance to continue and results to progressively improve throughout the year.  We should extract greater value from our recent acquisitions and improve our operating efficiencies with the start-up of operations at our new multi-oil refining facility in India and our new refining and packaging facility in Decatur, Alabama.

“Lastly, the pending sale of the Brazilian fertilizer business remains on-track to close this year.”

► Conference Call and Webcast Details

Bunge Limited’s management will host a conference call at 10:00 a.m. EDT on April 25, 2013 to discuss the company’s results.

Additionally, a slide presentation to accompany the discussion of results will be posted on www.bunge.com.

To listen to the call, please dial (800) 446-1671.  If you are located outside the United States or Canada, dial (847) 413-3362.  Please dial in five to 10 minutes before the scheduled start time.  When prompted, enter confirmation code 34543275.  The call will also be webcast live at www.bunge.com.

To access the webcast, go to the “Webcasts and Events” page of the “Investors” section of the company’s website.  Select “Q1 2013 Bunge Limited Conference Call” and follow the prompts.  Please go to the website at least 15 minutes prior to the call to register and download any necessary audio software.

For those who cannot listen to the live broadcast, a replay will be available later in the day on April 25, 2013, continuing through May 25, 2013.  To listen to it, please dial (888) 843-7419 or, if located outside the United States or Canada, dial (630) 652-3042.  When prompted, enter confirmation code 34543275.  A replay will also be available on the “Audio Archives” page of the “Investors” section of the company’s website.

► About Bunge Limited

Bunge Limited (www.bunge.com, NYSE: BG) is a leading global agribusiness and food company operating in over 40 countries with approximately 35,000 employees.  Bunge buys, sells, stores and transports oilseeds and grains to serve customers worldwide; processes oilseeds to make protein meal for animal feed and edible oil products for commercial customers and consumers; produces sugar and ethanol from sugarcane; mills wheat, corn and rice to make ingredients used by food companies; and sells fertilizer in South America.  Founded in 1818, the company is headquartered in White Plains, New York.

► Cautionary Statement Concerning Forward-Looking Statements

This press release contains both historical and forward-looking statements. All statements, other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are not based on historical facts, but rather reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including “may,” “will,” “should,” “could,” “expect,” “anticipate,” “believe,” “plan,” “intend,” “estimate,” “continue” and similar expressions. These forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. The following important factors, among others, could affect our business and financial performance: industry conditions, including fluctuations in supply, demand and prices for agricultural commodities and other raw materials and products used in our business; fluctuations in energy and freight costs and competitive developments in our industries; the effects of weather conditions and the outbreak of crop and animal disease on our business; global and regional agricultural, economic, financial and commodities market, political, social and health conditions; the outcome of pending regulatory and legal proceedings; our ability to complete, integrate and benefit from acquisitions, dispositions, joint ventures and strategic alliances; our ability to achieve the efficiencies, savings and other benefits anticipated from our cost reduction, margin improvement and other business optimization initiatives; changes in government policies, laws and regulations affecting our business, including agricultural and trade policies, tax regulations and biofuels legislation; and other factors affecting our business generally. The forward-looking statements included in this release are made only as of the date of this release, and except as otherwise required by federal securities law, we do not have any obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

Investor Contact: Mark Haden Bunge Limited 914-684-3398 mark.haden@bunge.com	Media Contact: Susan Burns Bunge Limited 914-684-3246 susan.burns@bunge.com

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►  Additional Financial Information

The following table provides a summary of certain gains and charges that may be of interest to investors. The table includes a description of these items and their effect on total segment EBIT, net income attributable to Bunge and earnings per share for the quarter ended March 31, 2013 and 2012.

			Net Income		Earnings
	Total Segment		Attributable to		Per Share
(In millions, except per share data)	EBIT		Bunge		Diluted
Quarter Ended March 31:	2013	2012	2013	2012	2013	2012
Continuing operations:
Sale of certain rights (1)	$63	$-	$41	$-	$0.28	$-
Discrete tax charges (2)	-	-	(31)	-	(0.22)	-
Discontinued operations:
Discrete tax charges (3)	-	-	(17)	-	(0.11)	-
Other income (expense) - net (4)	-	(27)	-	(18)	-	(0.12)
Total	$63	$(27)	$(7)	$(18)	$(0.05)	$(0.12)

Consolidated Earnings Data (Unaudited)

	Quarter Ended
	March 31,
(In millions)	2013	2012
Net sales	$14,785	$12,909
Cost of goods sold	(14,138)	(12,372)
Gross profit	647	537
Selling, general and administrative expenses	(349)	(393)
Foreign exchange gain (loss)	(40)	58
Other income (expense)-net (1)	39	(1)
EBIT attributable to noncontrolling interest	26	(1)
Total Segment EBIT (5)	323	200
Interest income	9	25
Interest expense (6)	(76)	(62)
Income tax expense	(73)	(40)
Noncontrolling interest share of interest and tax	6	4
Income from continuing operations, net of tax	189	127
Loss from discontinued operations, net of tax	(9)	(35)
Net income attributable to Bunge (7)	180	92
Convertible preference share dividends and other obligations	(10)	(8)
Net income available to Bunge common shareholders	$170	$84
Earnings per common share - diluted (8):
Net income (loss) from continuing operations	$1.21	$0.81
Net income (loss) from discontinued operations	(0.06)	(0.24)
Net income (loss) to Bunge common shareholders	$1.15	$0.57
Weighted—average common shares outstanding - diluted	148	147

Consolidated Segment Information (Unaudited)

Set forth below is a summary of certain items in our Consolidated Earnings Data and volumes by reportable segment.

	Quarter Ended
	March 31,
(In millions, except volumes)	2013	2012
Volumes (in thousands of metric tons):
Agribusiness	31,446	30,650
Sugar & Bioenergy	2,303	1,331
Edible oil products	1,643	1,550
Milling products	1,011	1,046
Fertilizer	135	124

Net sales:
Agribusiness	$10,774	$9,317
Sugar & Bioenergy	1,113	881
Edible oil products	2,297	2,221
Milling products	535	427
Fertilizer	66	63
Total	$14,785	$12,909
Gross profit:
Agribusiness	$398	$352
Sugar & Bioenergy	57	8
Edible oil products	116	113
Milling products	63	56
Fertilizer	13	8
Total	$647	$537
Selling, general and administrative expenses:
Agribusiness	$(191)	$(215)
Sugar & Bioenergy	(37)	(44)
Edible oil products	(84)	(92)
Milling products	(33)	(31)
Fertilizer	(4)	(11)
Total	$(349)	$(393)

Foreign exchange gain (loss):
Agribusiness	$(41)	$54
Sugar & Bioenergy	3	5
Edible oil products	(1)	(1)
Milling products	-	-
Fertilizer	(1)	-
Total	$(40)	$58

Segment earnings before interest and tax:
Agribusiness	$191	$197
Sugar & Bioenergy	23	(33)
Edible oil products	38	21
Milling products	36	27
Fertilizer	35	(12)
Total (5)	$323	$200

Condensed Consolidated Balance Sheets (Unaudited)

	March 31,	December 31,
(In millions)	2013	2012
Assets
Cash and cash equivalents	$801	$569
Time deposits under trade structured finance program	4,375	3,048
Trade accounts receivable, net	2,957	2,471
Inventories (9)	6,074	6,590
Current assets held for sale	747	660
Other current assets	4,839	3,926
Total current assets	19,793	17,264
Property, plant and equipment, net	6,017	5,888
Goodwill and other intangible assets, net	638	646
Investments in affiliates	277	273
Non-current assets held for sale	251	250
Other non-current assets	2,923	2,959
Total assets	$29,899	$27,280
Liabilities and Equity
Short-term debt	$1,582	$1,598
Current portion of long-term debt	775	719
Letter of credit obligations under trade structured finance program	4,375	3,048
Trade accounts payable	3,643	3,319
Current liabilities held for sale	278	297
Other current liabilities	2,913	2,580
Total current liabilities	13,566	11,561
Long-term debt	3,897	3,532
Non-current liabilities held for sale	21	13
Other non-current liabilities	929	881
Total liabilities	18,413	15,987
Redeemable noncontrolling interests	32	38
Total equity	11,454	11,255
Total liabilities and equity	$29,899	$27,280

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Quarter Ended
	March 31,
(In millions)	2013	2012

Operating Activities
Net income (7)	$148	$89
Adjustments to reconcile net income to cash provided by (used for) operating activities:
Foreign exchange loss (gain) on debt	77	(15)
Depreciation, depletion and amortization	121	120
Other, net	(50)	1
Changes in operating assets and liabilities, excluding the effects of acquisitions:
Trade accounts receivable	(583)	(439)
Inventories	415	(549)
Trade accounts payable and accrued liabilities	302	653
Other, net	(327)	(162)

Cash provided by (used for) operating activities	103	(302)

Investing Activities
Payments made for capital expenditures	(224)	(224)
Acquisitions of businesses (net of cash acquired)	(11)	(98)
Proceeds from investments	13	18
Payments for investments	(6)	(9)
Payments for investments in affiliates	(14)	(49)
Other, net	(40)	41

Cash provided by (used for) investing activities	(282)	(321)

Financing Activities
Net borrowings (payments) of short-term debt	(27)	38
Net proceeds (repayments) of long-term debt	480	1,031
Proceeds from sale of common shares	9	8
Dividends paid	(49)	(47)
Other, net	1	3

Cash provided by (used for) financing activities	414	1,033

Effect of exchange rate changes on cash and cash equivalents	(3)	5
Net increase (decrease) in cash and cash equivalents	232	415
Cash and cash equivalents, beginning of period	569	835
Cash and cash equivalents, end of period	$801	$1,250

► Reconciliation of Non-GAAP Measures

This earnings release contains certain “non-GAAP financial measures” as defined in Regulation G of the Securities Exchange Act of 1934.  Bunge has reconciled these non-GAAP financial measures to the most directly comparable U.S. GAAP measures below.  These measures may not be comparable to similarly titled measures used by other companies.

Total segment EBIT

Total segment EBIT is consolidated net income attributable to Bunge excluding interest income, interest expense and income tax attributable to each segment.

Total segment EBIT is a non-GAAP financial measure and is not intended to replace net income attributable to Bunge, the most directly comparable GAAP financial measure. Total segment EBIT is an operating performance measure used by Bunge’s management to evaluate its segments’ operating activities.  Bunge’s management believes total segment EBIT is a useful measure of its segments’ operating profitability, since the measure allows for an evaluation of the performance of its segments without regard to its financing methods or capital structure.  In addition, EBIT is a financial measure that is widely used by analysts and investors in Bunge’s industries.  Total segment EBIT is not a measure of consolidated operating results under U.S. GAAP and should not be considered as an alternative to net income or any other measure of consolidated operating results under U.S. GAAP.

Below is a reconciliation of total segment EBIT to net income attributable to Bunge:

	Quarter Ended
	March 31,
(In millions)	2013	2012
Total segment EBIT	$323	$200
Interest income	9	25
Interest expense	(76)	(62)
Income tax expense	(73)	(40)
Income (loss) from discontinued operations, net of tax	(9)	(35)
Noncontrolling interest share of interest and tax	6	4
Net income attributable to Bunge	$180	$92

Earnings per common share-diluted (excluding certain gains & charges)

Below is a reconciliation to earnings per common share-diluted (excluding certain gains and charges and discontinued operations) to earnings per common share-diluted. Earnings per common share-diluted (excluding certain gains and charges and discontinued operations) is a non-GAAP financial measure and is not a measure of earnings per common share–diluted, the most directly comparable GAAP financial measure. It should not be considered as an alternative to earnings per share-diluted or any other measure of consolidated operating results under U.S. GAAP.

	Quarter Ended March 31,

	2013	2012
Continuing operations:
Net income (loss) per common share-diluted (excluding certain gains & charges and discontinued operations)	$1.15	$0.81
Certain gains & charges (see Additional Financial Information section)	0.06	-
Net income (loss) per share - continuing operations	1.21	0.81
Discontinued operations:
Net income (loss) per common share-diluted from discontinued operations (excluding certain gains & charges)	0.05	(0.12)
Certain gains & charges (see Additional Financial Information section)	(0.11)	(0.12)
Net income (loss) per share - discontinued operations	(0.06)	(0.24)
Net income (loss) per common share-diluted	$1.15	$0.57

►     Notes

(1)                 2013 EBIT includes a gain of $63 million recorded in other income (expense) — net in the first quarter of 2013 related to the sale of Bunge’s rights to certain legal claims.  The gain was $16 million, $9 million, $6 million and $32 million in the agribusiness, edible oil products, milling and fertilizer segments, respectively.

(2)                 2013 income tax expense includes a charge of $27 million recorded in the first quarter of 2013 as a result of new legal precedents that impacted our assessment of an uncertain income tax position in Brazil and $4 million related to the finalization of a European tax audit.

(3)                 2013 discontinued operations, net of tax, includes an income tax charge of $17 million recorded in the first quarter of 2013 as a result of new legal precedents that impacted our assessment of an uncertain income tax position in Brazil.

(4)                 2012 discontinued operations, net of tax, includes a $27 million provision recorded in the first quarter of 2012 stemming from an environmental incident due to a sulfuric acid spill during vessel unloading in the south of Brazil in 1998.

(5)                 See Reconciliation of non-GAAP Measures.

(6)                 Includes interest expense on readily marketable inventories of $16 million and $17 million for the quarters ended March 31, 2013 and 2012, respectively.

(7)                 A reconciliation of Net income attributable to Bunge to Net income is as follows:

	Quarter Ended March 31,
	2013	2012
Net income attributable to Bunge	$180	$92
EBIT attributable to noncontrolling interest	(26)	1
Noncontrolling interest share of interest and tax	(6)	(4)
Net income	$148	$89

(8)                 Weighted-average common shares outstanding-diluted for the quarter ended March 31, 2013 excludes the dilutive effect of approximately 4 million of outstanding stock options and contingently issuable restricted stock units and also excludes the dilutive effect of approximately 7.6 million weighted average common shares that would be issuable upon conversion of Bunge’s convertible preference shares because the effects of these conversions would not have been dilutive.

Weighted-average common shares outstanding-diluted for the quarter ended March 31, 2012 excludes the dilutive effect of approximately 5 million of outstanding stock options and contingently issuable restricted stock units and also excludes the dilutive effect of approximately 7.6 million weighted average common shares that would be issuable upon conversion of Bunge’s convertible preference shares because the effects of these conversions would not have been dilutive.

(9)              Includes readily marketable inventories of $4,596 million and $5,306 million at March 31, 2013 and December 31, 2012, respectively.